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EXHIBIT 99.1


                                [SL GREEN LOGO]


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For Further Information, Contact:
Marc Holliday
President
Michael W. Reid
Chief Operating Officer
(212) 594-2700

FOR IMMEDIATE RELEASE


SL GREEN REALTY CORP. ANNOUNCES AGREEMENT TO ACQUIRE

1515 BROADWAY FOR APPROXIMATELY $480 MILLION


NEW YORK, MARCH 27, 2002 - SL Green Realty Corp. (NYSE: SLG) announced today that it has entered into a contribution agreement to acquire 1515 Broadway, New York, New York in a transaction valued at approximately $480 million. The property is currently owned by 1515 Broadway Associates, L.P., whose general partner is an affiliate of The Equitable Life Assurance Society of the United States. The transaction is anticipated to close at the end of the 2nd quarter 2002. It will be accomplished through a prepackaged bankruptcy reorganization by the 1515 Broadway partnership, to which the parties have consented. The property is being acquired in a joint venture with SITQ Immobilier, with SL Green retaining an approximate 55% interest in the asset.

Located in the heart of New York's Times Square and within walking distance of Manhattan's main transportation hubs, 1515 Broadway is a 1.75 million square foot, 54-story office tower located on Broadway between 44th and 45th Streets. It is the headquarters of Viacom, Inc., one of


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the world's leading media and entertainment companies, whose holdings include franchise brands CBS, MTV Networks (Nickelodeon, MTV and VH1), Paramount Pictures, Showtime Networks and Infinity Broadcasting.

1515 Broadway is being acquired at a cost of approximately $274 per square foot. The property is 98.2% leased, with current market rents for office space at a 34% premium to fully escalated in-place rents. The initial cash NOI yield of the transaction is approximately 8.2%.

In making the announcement, Stephen L. Green, Chairman and CEO of SL Green commented, "We are delighted to be acquiring a premier asset in the heart of Times Square, New York's fastest growing and most vibrant submarket. Times Square is rapidly becoming the financial and media capital of the world, attracting such names as Conde Nast, Ernst & Young, Reuters, Bertlesman, Lehman Brothers and Morgan Stanley. 1515 has all of the elements we look for in a building. It is a trophy property that sits in the very center of one of the great locations in the world with great street presence, large floor plates, great light and air and, of course, a world class tenant, Viacom."

Marc Holliday, President of SL Green added, "1515 Broadway perfectly fits our investment profile of repositioning and upgrading our portfolio of prime Midtown properties while recycling our non-core assets. This transaction should keep us on track to achieve our stated objective of 10% FFO growth in 2002, despite the challenging leasing market and expected asset sales. At the same time, we are enhancing future earnings growth and maintaining our corporate liquidity by teaming up with SITQ to joint venture this signature property. We are particularly pleased that we were able to structure a transaction that satisfied the complex legal, tax, financing and insurance issues we faced in the post-September 11th environment."

"We view the Times Square market with great interest and see a very exciting opportunity for future growth," explained Denis Epoh, Vice-President, Investments, SITQ Immobilier. "1515 Broadway is another quality investment in New York, and our participation in it enables us to strengthen our international presence in the prestige office buildings sector and expand our superb relationship with SL Green."


The property is being acquired with $335 million of financing committed by Lehman Brothers and Bear Stearns. The balance of the proceeds are being funded from the Company's unsecured line of credit and from the proceeds of the sale of the joint venture interest to SITQ. The transaction was arranged by Goldman, Sachs & Co. Equitable was advised by Lend Lease Real Estate Investments, Inc.

For further information with respect to the transaction, please visit the Company's web site at www.slgreen.com.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that primarily owns, manages, leases, acquires and repositions office properties in Manhattan.


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SITQ Immobilier is affiliated with Caisse de depot et placement du Quebec. A leader in the Canadian real estate industry, SITQ Immobilier is responsible for investments in assets of $13 billion consisting of more than 469 properties worldwide.



THIS RELEASE CONTAINS FORWARD-LOOKING INFORMATION BASED UPON THE COMPANY'S CURRENT BEST JUDGEMENT AND EXPECTATIONS. ACTUAL RESULTS COULD VARY FROM THOSE PRESENTED HEREIN. THE RISKS AND UNCERTAINTIES ASSOCIATED WITH THE FORWARD-LOOKING INFORMATION INCLUDE THE STRENGTH OF THE COMMERCIAL OFFICE REAL ESTATE MARKET, COMPETITIVE MARKET CONDITIONS, GENERAL ECONOMIC GROWTH, INTEREST RATES AND CAPITAL MARKET CONDITIONS. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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